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                                                                    EXHIBIT 10.9


                            EMPLOYMENT AGREEMENT
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This Agreement, dated as of August 4, 1998, is between XOOM, Inc. ("XOOM"), and
John Harbottle ("Mr. Harbottle"). XOOM and Mr. Harbottle agree to the following terms and conditions of employment.

1. Position and Responsibilities. Mr. Harbottle is employed by XOOM as Vice President-Finance and Chief Financial Officer and agrees to perform all services appropriate to that position, as well as such other services as may be assigned by XOOM. Mr. Harbottle shall devote his best efforts and full-time attention to the performance of his duties and shall not accept any other employment or engage in any other business, commercial, or professional activity that is or may be competitive with XOOM, that might create a conflict of interest with XOOM, or that otherwise might interfere with the business of XOOM or any affiliate. Mr. Harbottle may serve as a director or as a member of the advisory board of any company provided that he complies with the restrictions set forth in Section 1 and Section 4.

2. Compensation and Benefits. XOOM shall pay Mr. Harbottle a base salary at the rate of One hundred forty four thousand dollars ($144,000) per year and a discretionary bonus of up to Ten Thousand Dollars ($10,000) per quarter to be paid upon achievement of personal and company targets to be defined. Mr. Harbottle will be eligible for an annual review of this agreement no later than one year from the date of this agreement.

Mr. Harbottle shall receive benefits from all present and future benefit plans set forth in XOOM's policies and generally made available to similarly situated employees (as these policies may be amended). XOOM may, in its sole discretion, adjust Mr. Harbottle's compensation and benefits provided under this Agreement.

3.  Termination of Employment.

(a) By Employer Not For Cause. Except as modified in section 3(c), below, at any time, XOOM may terminate Mr. Harbottle's employment for any reason, with or without Cause, by providing one hundred eighty (180) days' advance written notice, and shall have the option, in its discretion, to terminate Mr. Harbottle's employment at any time prior to the end of such notice period, provided XOOM pays Mr. Harbottle an amount equal to the base compensation Mr. Harbottle would have earned through the balance of the above notice period plus benefits, thereafter all of XOOM's obligations under this Agreement shall cease. In the event that XOOM exercises its right to terminate Mr. Harbottle's employment upon notice under the terms of this subsection, Mr. Harbottle shall be immediately entitled to exercise one hundred percent (100%) of any stock options granted by XOOM that had not previously vested. If the stock of XOOM or any parent company is publicly traded, Mr. Harbottle's exercise of stock options subject to vesting under this subsection must be made within four (4) months of the date upon which Mr. Harbottle was informed of XOOM's intent to terminate his employment.

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In the event XOOM's stock is not publicly traded, Mr. Harbottle's exercise of stock options must be made within twelve (12) months of the date upon which Mr. Harbottle was informed of XOOM's intent to terminate his employment.

XOOM may dismiss Mr. Harbottle with or without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of XOOM relating to employment, discipline, or termination.

(b) By Employer For Cause. Except as modified in section 3(c), below, at any time, XOOM may terminate Mr. Harbottle for Cause (as defined below). XOOM shall pay Mr. Harbottle all compensation then due; thereafter, all of XOOM's obligations under this Agreement shall cease. "Cause" shall include:

          1. unsatisfactory performance, misconduct, failure to follow policies or procedures, material breach of this Agreement, and excessive absenteeism. XOOM shall provide at least one appropriate written warning of specific deficiencies and provide a reasonable period not to exceed thirty days for Mr. Harbottle to cure any such deficiencies.

          2. to the extent permitted by law, unavailability for work due to disability for more than ninety (90) days in any one (1) year period.

          3. Committing a felony, an act of fraud against or the willful misappropriation of property belonging to XOOM.

          4. Conviction in a court of competent jurisdiction of a felony or misdemeanor which adversely and materially affects the ability of the executive to perform his duties, obligations and responsibilities herein or the good name, goodwill or reputation of XOOM.

(c) By Employer Following Change in Control or Corporate Transaction. Notwithstanding the foregoing, in the event that Mr. Harbottle's employment is involuntarily terminated by XOOM, or any successor or assign of XOOM, for any reason, with or without cause (as defined above), following a Change in Control or Corporate Transaction or the execution of a letter of intent that, by its terms, ultimately results in a Change in Control or Corporate Transaction, as those terms are defined in the XOOM, Inc. 1998 Stock Incentive Plan, which is incorporated by reference herein, Mr. Harbottle shall be entitled to payment of an amount equal to six months (6) month's base compensation plus benefits; thereafter, all obligations of XOOM, or any successor or assign of XOOM, under this Agreement shall cease. In the event that Mr. Harbottle's employment is terminated under the terms of this subsection, Mr. Harbottle shall be immediately entitled to exercise any and all stock options granted by XOOM that had not previously vested. In the event the company effecting the change in control or XOOM is publicly traded, any exercise of Mr. Harbottle's stock options subject to vesting under this subsection must be made within four (4) months of the date upon which Mr. Harbottle was informed by XOOM, or any successor or assign of XOOM, of its intent to terminate his employment, whether such termination is with or without notice. If the company effecting the change in control or XOOM is not publicly traded, Mr. Harbottle may have up to twelve (12) months from the date upon which Mr. Harbottle was informed by XOOM, or any successor or assign of XOOM, of its intent to terminate his employment, to exercise his options subject to vesting under this subsection.

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(d) By Employee. At any time, Mr. Harbottle may terminate his employment for any reason, with or without cause, by providing XOOM thirty (30) days' advance written notice. XOOM shall have the option, in its complete discretion, to make Mr. Harbottle's termination effective at any time prior to the end of such notice period, provided XOOM pays Mr. Harbottle all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Mr. Harbottle would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of XOOM's obligations under this Agreement shall cease.

(e) Termination Obligations. Mr. Harbottle agrees that all property, including tangible Proprietary Information (as defined below), documents, records, notes, contracts, and computergenerated materials furnished to or prepared by Mr. Harbottle related to his employment, belongs to XOOM and shall be returned promptly to XOOM upon termination. Mr. Harbottle's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

4. Proprietary Information. "Proprietary Information" is all information and any idea pertaining in any manner to the business of XOOM (or any affiliate), its employees, clients, consultants, or business associates, which was produced by any employee of XOOM in the course of his or her employment or otherwise produced or acquired by or on behalf of XOOM. Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Information not generally known outside of XOOM's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment, Mr. Harbottle shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of XOOM and as is necessary to perform his job responsibilities under this Agreement. Following termination, Mr. Harbottle shall not use any Proprietary Information and shall not disclose any Confidential Information, except with the express written consent of XOOM. By way of illustration and not in limitation of the foregoing, following termination, Mr. Harbottle shall not use any Confidential Information to compete against XOOM or employ any of its employees. Mr. Harbottle further agrees that for one (1) year following termination, he shall not solicit any customer or employee of XOOM. Mr. Harbottle's obligations under this Section shall survive the termination of his employment and the expiration of this Agreement.

5. Integration and Amendment. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Mr. Harbottle's employment. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Mr. Harbottle, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of XOOM, now or in the future, apply to Mr. Harbottle and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

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This Agreement may not be amended except by a written agreement signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

6. Interpretation. This Agreement shall be governed by and construed in accordance with the law of the State of California. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

7. Acknowledgment. Mr. Harbottle acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.


/s/ John Harbottle                /s/ Chris Kitze
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By:  John Harbottle               By:   Chris Kitze
Its: Chief Financial Officer      Its:  Chairman

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